UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 29, 2016

ACACIA RESEARCH CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-26068	95-4405754
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

520 Newport Center Drive, Newport Beach, California	92660
(Address of Principal Executive Offices)	(Zip Code)

(949) 480-8300
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[_]    Written communications pursuant to Rule 425 under the Securities Act
[_]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[_]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[_]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
As previously reported, on December 21, 2015, Matthew Vella resigned as the Company’s Chief Executive Officer and President and resigned from the Company’s Board of Directors (the “Board”). To assist Marvin Key, the Company’s interim Chief Executive Officer, during the transition process, Robert L. (“Chip”) Harris resigned as Executive Chairman of the Board and became a member of newly created Office of the Chairman which has three members: Mr. Harris, Edward W. Frykman and G. Louis Graziadio. To further facilitate a seamless transition, the Company has entered into a consulting agreement with Mr. Vella and a director services agreement/consulting arrangement with Mr. Harris, each of which is described below in further detail.

Director Service Agreement with Robert L. Harris

In connection with his service as a director and as a member of the Office of the Chairman, Mr. Harris entered into a Director Service Agreement (the “Director Service Agreement”) with the Company, dated as of February 29, 2016, effective as of February 29, 2016. In the event that Mr. Harris is no longer a Company director during the term of the Director Service Agreement, he will provide consulting services to the Board and the Company through the Director Service Agreement. Pursuant to the Director Service Agreement, Mr. Harris will be entitled to receive an aggregate fee of $840,000 (the “Fee”) payable in installments over the term of the agreement, which is equivalent to the compensation that Mr. Harris received while he was serving as Executive Chairman of the Board. Subject to certain exceptions, through June 30, 2017, Mr. Harris will also be entitled to monthly reimbursement for the cost of continuation of health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985.

The Fee payable to Mr. Harris under the Director Service Agreement is in lieu of any equity awards or other director benefits as are or may be provided to other non-employee directors of the Company. Additionally, Mr. Harris’ existing equity awards which are not vested as of the effective date of the Director Service Agreement have expired and have been forfeited and cancelled in their entirety without any consideration to Mr. Harris.

The Director Service Agreement will automatically terminate upon the earliest of (i) June 30, 2017, (ii) the death of Mr. Harris or (iii) the date on which Mr. Harris is neither a member of the Board (whether through shareholder vote or other valid legal means) nor a consultant of the Company and the Board. In the event the Director Service Agreement ends, for any reason other than Mr. Harris’ (i) material breach (as reasonably determined by the Board) of the Director Service Agreement or (ii) voluntary resignation after which Mr. Harris is no longer a member of the Board and is no longer a consultant of the Company and the Board, prior to the payment of the entire Fee, the Company will be required to continue to pay Mr. Harris’ Fee until the entire remaining balance of the Fee is paid in full. The Director Service Agreement contains an immediate release of claims against the Company, and also provides that upon the expiration of the term of the Director Service Agreement, Mr. Harris will be required to sign a release of all claims against the Company.

The Director Service Agreement contains customary confidentiality and non-disparagement provisions, which apply both during and after the term of the Director Service Agreement, and customary non-competition, non-solicitation and standstill provisions, which apply during the term of the Director Service Agreement and continue until June 30, 2017.

Consulting Agreement with Matthew Vella

Mr. Vella and the Company entered into a Consulting Agreement (the “Consulting Agreement”), dated as of February 29, 2016, effective as of February 29, 2016, pursuant to which Mr. Vella will provide consulting services to the Board. Pursuant to the Consulting Agreement, Mr. Vella will be entitled to receive an aggregate fee of $840,000 (the “Fee”) payable in installments over the term of the agreement. Subject to certain exceptions, upon the earlier of the termination of the Consulting Agreement or June 30, 2017, Mr. Vella will also be entitled to reimbursement for the cost of continuation of health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

The Fee payable to Mr. Vella under the Consulting Agreement is in lieu of any equity awards or other benefits.

The Consulting Agreement will automatically terminate upon the earliest of (i) June 30, 2017, (ii) the death of Mr. Vella or (iii) the date on which Mr. Vella is no longer a consultant of the Company and the Board. In the event the Consulting Agreement ends, (A) for any reason other than Mr. Vella’s (i) material breach (as reasonably determined by the Board) of the Consulting Agreement or (ii) voluntary resignation after which Mr. Vella is no longer a consultant of the Company and the Board, and (B) because of Mr. Vella’s death, prior to the payment of the entire Fee, the Company will be required to continue to pay the COBRA reimbursements through June 30, 2017 and to make the monthly installments contemplated by Mr. Vella’s Fee until the entire remaining balance of the Fee is paid in full. The Consulting Agreement contains an immediate release of claims against the Company, and also provides that upon the expiration of the term of the Consulting Agreement, Mr. Vella will be required to sign a release of all claims against the Company.

The Consulting Agreement contains customary confidentiality and non-disparagement provisions, which apply both during and after the term of the Consulting Agreement, and customary non-competition, non-solicitation and standstill provisions, which apply during the term of the Consulting Agreement and continue until June 30, 2017.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.         Description

10.23	Director Service Agreement, dated as of February 29, 2016, by and between the Company and Robert L. Harris.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: March 3, 2016
ACACIA RESEARCH CORPORATION

By: /s/ Marvin Key
Name: Marvin Key
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.         Description

10.23	Director Service Agreement, dated as of February 29, 2016, by and between the Company and Robert L. Harris.